Exhibit 10.1

March 22, 2012

Richard D. Hockett, Jr., M.D.

11300 Geist Bay Court

Fortville, IN  46040

Re: Offer Letter

Dear Rick,

I am delighted to offer to you the position of Chief Medical Officer with CombiMatrix Molecular Diagnostics, Inc. (CMDX), reporting directly to me.

The purpose of this letter is to set forth the terms of your offer, which if you accept, will become your initial employment terms. You will be expected to perform various duties consistent with your position and according to the needs of the company.

Subject to your acceptance of the terms of this letter, your employment will start with CMDX on April 30, 2012 or earlier if possible.  Your employment will be on a full-time basis.

Compensation and Benefits

•                  You will be paid a base salary of $350,000 per year, paid on a bi-weekly basis and prorated for any period less than a full year, less applicable taxes.

•                  You will receive a sign on bonus of $100,000, to be paid with your first full paycheck after you join the company.  In the event you terminate your employment with CMDX within twelve months following your date of hire, you will return the entire $100,000 to the company.  In the event you terminate your employment with CMDX between twelve and twenty four months from your date of hire, you will return $50,000 to the company.

•                  We will recommend to our board of directors that you be granted a stock option to purchase 100,000 shares of common stock of CombiMatrix Corporation with an exercise price equal to the closing price of the company’s common stock as of the date of the grant.  Such option will vest over four (4) years so as long as you continue to be employed by CMDX, with 25% of your shares scheduled to vest on each anniversary of the grant date.

•                  You will be eligible to participate in the 2012 Executive Bonus Plan, which we anticipate will be formally adopted by our Compensation Committee of our board of directors in May of 2012.  Under the proposed plan you will be able to earn 40% of your base compensation as a bonus; 20% in cash and approximately 20% in equity-based compensation. This bonus will be based upon achieving target revenue goals in the 2012 budget. Regarding the equity compensation component, you will be eligible to purchase up to 81,250 shares of common stock of CombiMatrix Corporation with an exercise price equal to the closing price of the company’s common stock as of the date of the grant.

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Such option will vest in three equal tranches over a three (3) year period.  Please note that under the proposed Executive Bonus Plan, should the company reach 115% of its 2012 goals, your bonus would increase to potentially 60% of your base salary (30% cash and approximately 30% in options to purchase up to 125,000 shares of common stock).

•                  CombiMatrix Diagnostics will pay to move your household goods from Indiana to California.  In addition, the company will reimburse you for the realtor commission on the sale of your house in Indiana.  Further, the company agrees to provide you a 1BR apartment for up to six months in Irvine until your family joins you in Southern California. Finally, the company will reimburse you for two house-hunting trips for your spouse.  Any of the foregoing expenses which are treated as compensation for tax purposes will be grossed up to negate the tax consequences of such reimbursement.

•                  You may participate in corporate benefits offered to employees of CMDX, subject to eligibility and other requirements of those plans. Our benefits include company-paid health, dental and vision insurance for you as an employee. CMDX supplements the cost of dependent health, dental and vision insurance.  You will also be eligible to participate in our 401K savings plan.

•                  Paid time-off [TBD], forty (40) hours of sick leave, six (6) company-paid holidays and two (2) floating holidays per year.

Business Expenses

CMDX will reimburse you for reasonable and actual travel and entertainment expenses you incur in connection with performing services for the company, pursuant to CMDX’s policy and applicable tax law and regulations. CMDX retains full discretion to determine whether, and to what extent, actual travel and entertainment expenses are reasonable and subject to reimbursement.

At-Will Employment

While we hope that our employment relationship is on-going and mutually rewarding, your employment with CMDX is at-will, which means that you may discontinue your employment with CMDX at any time, for any reason, and similarly, CMDX may terminate your employment at any time, for any reason. This at-will relationship may not be modified or changed during your employment with CMDX, except by written agreement between you and the President/CEO of CMDX. Nothing in this letter is intended to create any guarantee of employment for any specified period of time.

Conditions of Employment

This offer of employment is contingent on the following:

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•                Employment Authorization. You must produce, within three working days of hire, documentation showing identity and eligibility to work in the United States.

•                Satisfactory Reference and Background Check. This offer is contingent upon receiving satisfactory references and an acceptable background check.

•                  Satisfactory Drug Screening. This offer is contingent upon successful completion of a post-offer drug screening test.

•                  Employee Agreements. This offer is contingent upon your completion of the New Hire Orientation where you will be asked to sign acknowledgments regarding company policy.

Rick, to say that I am excited to work side by side with you is an understatement!  I know we will have a productive and enjoyable working relationship.  Please feel free to call me if any clarification of this offer is needed.  Congratulations and welcome to the CMDX team!

Very truly yours,

/s/ R. Judd Jessup
R. Judd Jessup
President and CEO
CombiMatrix Corporation

By my signature below and initialization of each page, I accept this offer of employment in accordance with the terms and conditions in this letter.

/s/ Richard Hockett
Richard D, Hockett, Jr., M.D.

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